UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   D'Eliscu, Jeffrey B.
   Allergan, Inc.
   2525 Dupont Drive
   Irvine, CA  92612
   U.S.A.
2. Date of Event Requiring Statement (Month/Day/Year)
   4/22/97
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Allergan, Inc.
   AGN
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Corporate Vice President, Corporate Communications
6. If Amendment, Date of Original (Month/Day/Year)
   5/1/97
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
Common Stock                               |5,528.9 (1)           |D               |                                               |
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Common Stock                               |932 (2)               |I               |By ESOP Trust                                  |
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Common Stock                               |1,008 (3)             |I               |By 401(k) Trust                                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Employee Stock Option (r|7/27/89 (|6/24/97  |Common Stock           |686      |$24.83    |D            |                           |
ight to buy)            |4)       |         |                       |         |          |             |                           |
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Employee Stock Option (r|7/27/89 (|10/28/97 |Common Stock           |686      |$19.63    |D            |                           |
ight to buy)            |4)       |         |                       |         |          |             |                           |
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Employee Stock Option (r|7/27/89 (|6/21/98  |Common Stock           |2,010    |$18.84    |D            |                           |
ight to buy)            |4)       |         |                       |         |          |             |                           |
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Employee Stock Option (r|(5)      |7/27/99  |Common Stock           |2,700    |$23.39    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(6)      |7/30/00  |Common Stock           |4,000    |$16.375   |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(7)      |4/30/01  |Common Stock           |4,400    |$22.00    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(8)      |4/28/02  |Common Stock           |7,300    |$21.75    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(9)      |4/27/03  |Common Stock           |6,100    |$23.34    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(10)     |4/19/04  |Common Stock           |6,100    |$21.06    |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(11)     |4/24/05  |Common Stock           |6,100    |$27.625   |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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Employee Stock Option (r|(12)     |4/22/06  |Common Stock           |6,100    |$35.125   |D            |                           |
ight to buy)            |         |         |                       |         |          |             |                           |
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___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Includes 202.9 shares acquired under the Allergan, Inc. Dividend Reinvestment and Stock Purchase Plan as of 4/22/97. Inadvertently omitted 19.9 shares from original Form
3.
(2) Shares allocated to ESOP account as of
4/22/97.
(3) Shares in the reporting person's account as of
4/22/97.
(4) Grant exempt from Section 16(b) pursuant to Rule
16b-3(d).
(5) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option became exercisable in 25% increments on 7/27/90, 7/27/91, 7/27/92 and
7/27/93, respectively.
(6) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option became exercisable in 25% increments on 7/30/91, 7/30/92, 7/30/93 and
7/30/94, respectively.
(7) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option became exercisable in 25% increments on 4/30/92, 4/30/93, 4/30/94 and
4/30/95, respectively.
(8) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option became exercisable in 25% increments on 4/28/93, 4/28/94, 4/28/95 and
4/28/96, respectively.
(9) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option becomes exercisable in 25% increments on 4/27/94, 4/27/95, 4/27/96 and 4/27/97, respectively.
(10) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option becomes exercisable in 25% increments on 4/19/95, 4/19/96, 4/19/97 and 4/19/98, respectively.
(11) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option becomes exercisable in 25% increments on 4/24/96, 4/24/97, 4/24/98 and 4/24/99, respectively.
(12) Grant exempt from Section 16(b) pursuant to Rule 16b-3(d); the option becomes exercisable in 25% increments on 4/22/97, 4/22/98, 4/22/99 and 4/22/00, respectively.
SIGNATURE OF REPORTING PERSON
/s/ Jeffrey B. D'Eliscu
DATE
June 23, 1997